Share Purchase Agreement

This Share Purchase Agreement (the “Agreement”) is made by and between:

(i)      OWP Ventures, Inc., a company duly incorporated and validly existing under the laws of the State of Delaware, Unites States of America, domiciled in 2110 E. 5th Avenue, Ronkonkoma, NY 11779, represented herein by Craig Matthew Ellins, of legal age, identified with Passport No. 464997617issued by the United States of America, who acts in her capacity as Chief Executive Officer (the “Purchaser”);

and

(i)      Engineering Consulting S.A.S., a company duly incorporated and validly existing under the laws of Colombia, with Tax Identification Number (NIT) 900.525.617-2, domiciled in the city of Bogota, D.C., represented herein by Paola Fernanda Sánchez González, of legal age, identified with Colombian citizenship card No. 1.101.174.745 issued in Puente Nacional Santander, who acts in her capacity as Legal Representative; and

(ii)     Lina María Isaza Díaz, of legal age, identified with Colombian citizenship card No. 1.072.664.977 issued in Bogota, domiciled in the city of Bogota, D.C., acting in her own name (jointly the “Sellers”).

Contrato de Compraventa de Acciones

Este Contrato de Compraventa de Acciones (el “Contrato”) se celebra por y entre:

(i)     OWP Ventures, Inc., una sociedad debidamente constituida y válidamente existente de conformidad con las leyes del Estado de Delaware, Estados Unidos de América, domiciliada en 2110 E. 5th Avenue, Ronkonkoma, NY 11779, D.C., representada por Craig Matthew Ellins, mayor de edad, identificado con el pasaporte No. 464997617 de los Estados Unidos de América, quien obra en su calidad de Chief Executive Officer (el “Comprador”);

y

(ii)   Engineering Consulting Group S.A.S., una sociedad debidamente constituida y válidamente existente de conformidad con las leyes de Colombia, con NIT 900.525.617-2, domiciliada en la ciudad de Bogotá, D.C., representada por Paola Fernanda Sánchez González, mayor de edad, identificada con la cédula de ciudadanía No. 1.101.174.745 de Puente Nacional Santander, quien obra en su calidad de Representante Legal; y

(iii)    Lina María Isaza Díaz, mayor de edad, identificada con la cédula de ciudadanía No. 1.072.664.977 de Bogotá, domiciliada en la ciudad de Bogotá, D.C., obrando en nombre propio (conjuntamente, los “Vendedores”).

Recitals

(i)          Whereas, Engineering Consulting Group S.A.S. owns nine hundred (900) ordinary shares of Colcannapy S.A.S., a company duly incorporated and validly existing under the laws of Colombia, identified with mercantile registration No. 03047035 of the Chamber of Commerce of Bogota and with Tax Identification Number (NIT) 901.241.178-4, domiciled in the city of Bogota, D.C. (the “Company”), which represent ninety percent (90%) of the outstanding shares in which the capital of the Company is divided.

(ii)         Whereas, Lina María Isaza Díaz owns one hundred (100) ordinary shares of the Company, which represent ten percent (10%) of the outstanding shares in which the capital of the Company is divided.

(iii)         Whereas, the Company is currently in the process of requesting and obtaining (a) a registration as producer of selected seeds of psychoactive and non-psychoactive cannabis, sexual and asexual, with 23 varieties of registered seed in its seed source, as well as (b) registration as agronomic evaluation unit for psychoactive and non-psychoactive cannabis (jointly the “ICA Registrations”), sexual and asexual, before the Colombian Agricultural Institute (the “ICA”).

(iv)          Whereas, the Sellers acknowledge and accept that the essential interest of the Purchaser in the acquisition of the Sold Shares of the Company lies in the prospect that the Company will be the holder of the ICA Registrations and, therefore, to the extent that the ICA Registrations are being processed, the Parties have addressed with the ICA the acquisition of the Sold Shares of the Company.

(v)           Whereas, for the continuity of the process to obtain the ICA Registrations, the ICA has requested the Company evidence of the acquisitions of the Sold Shares by the Purchaser.

(vi)          Whereas, the Sellers are aware that the Purchaser has a strategic alliance with Federación Colombiana de Consejos Regionales – Fedecoré, a private non-profit entity, duly incorporated and validly existing under the laws of Colombia, with Tax Identity No. 900.787.509-9 (“Fedecoré”), and that they have agreed, together with the Sellers, that Fedecoré will acquire from the Sellers, in the corresponding pro rata, four hundred and ninety (490) ordinary shares of the Company, which represent forty-nine percent (49%) of the outstanding shares in which the capital of the Company is divided. Therefore, the intention of the Parties is that, ultimately, the Purchaser and Fedecoré will acquire one hundred percent (100%) of the shares of the Company.

Consideraciones

(i)     Que, Engineering Consulting Group S.A.S. es propietaria de novecientas (900) acciones ordinarias de la sociedad Colcannapy S.A.S., una sociedad debidamente constituida y válidamente existente de conformidad con las leyes de Colombia, identificada con la matrícula mercantil No. 03047035 de la Cámara de Comercio de Bogotá y con NIT 901.241.178-4, domiciliada en la ciudad de Bogotá, D.C. (la “Compañía”), las cuales representan el noventa por ciento (90%) de las acciones en circulación en las cuales se divide el capital de la Compañía.

(ii)     Que, Lina María Isaza Díaz es propietaria de cien (100) acciones ordinarias de la Compañía, las cuales representan el diez por ciento (10%) de las acciones en circulación en las cuales se divide el capital de la Compañía.

(iii)    Que la Compañía presentó, y se encuentra tramitando, unas solicitudes ante el Instituto Colombiano Agropecuario (el “ICA”) con el propósito de obtener (a) registro como productor de semilla seleccionada de cannabis psicoactivo y no psicoactivo, sexual y asexual, con 23 variedades de semilla registrada en su fuente semillera, así como (b) registro como unidad de evaluación agronómica de cannabis psicoactivo y no psicoactivo, sexual y asexual (conjuntamente, los “Registros ICA”).

(iv)    Que los Vendedores reconocen y aceptan que el interés esencial del Comprador en la adquisición de las Acciones Vendidas de la Compañía radica en el prospecto de que la Compañía sea titular de los Registros ICA y, en esa medida, teniendo en cuenta que los Registros ICA se encuentran en trámite, las Partes le han planteado al ICA la adquisición de las Acciones Vendidas de la Compañía.

(v)     Que, para continuar con el trámite de obtención de los Registros ICA, el ICA solicitó a la Compañía que evidencie la adquisición de las Acciones Vendidas por parte del Comprador.

(vi)    Que los Vendedores conocen que el Comprador tiene una alianza estratégica con la Federación Colombiana de Consejos Regionales – Fedecoré, una entidad privada sin ánimo de lucro, legalmente constituida y válidamente existente de conformidad con las leyes de Colombia, con NIT 900.787.509-9 (“Fedecoré”), y que han acordado, junto con los Vendedores, que Fedecoré adquirirá de los Vendedores, en la proporción correspondiente, cuatrocientas noventa (490) acciones ordinarias de la Compañía, las cuales representan el cuarenta y nueve por ciento (49%) de las acciones de las acciones en circulación en las cuales se divide el capital de la Compañía. De esta manera, la intención de las Partes es que, en últimas, el Comprador y Fedecoré adquieran el cien por ciento (100%) de las acciones de la Compañía.

(vii)       Whereas, the corporate bylaws of the Company establish preemptive rights in the negotiation of shares and that the Sellers have exhausted the corresponding process for the purposes of the sale and transfer of the Sold Shares to the Purchaser.

(viii)       Whereas, the Sellers wish to sell and transfer to the Purchaser, and the Purchaser wishes to purchase and acquire from the Sellers five hundred and ten (510) ordinary shares of the Company, which represent fifty-one percent (51%) of the outstanding shares in which the capital of the Company is divided (the “Sold Shares”).

Now, therefore, for and in consideration of the premises and mutual covenants and obligations contained herein, the Parties hereby agree as follows.

(vii)   Que los estatutos sociales de la Compañía establecen el derecho de preferencia en la negociación de acciones y que los Vendedores surtieron el proceso correspondiente para efectos de la venta y transferencia de las Acciones Vendidas al Comprador.

(viii)  Que, los Vendedores tienen la intención de vender y transferir al Comprador y que el Comprador tiene la intención de adquirir de los Vendedores quinientas diez (510) acciones ordinarias de la Compañía, que representan el cincuenta y uno por ciento (51%) de las acciones en circulación en las cuales se divide el capital de la Compañía (las “Acciones Vendidas”).

Por lo tanto, en virtud de las declaraciones, garantías, acuerdos y obligaciones contenidas en este Contrato, las Partes acuerdan lo siguiente.

Section One

Definitions

1.1         “Agreement” is defined in the preamble.

1.2         “Applicable Law” is defined in Section 10.1.

1.3         Affiliates” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control, with such first Person. The term “control” (including related terms such as “controlled by”, and “under common control with”) shall be understood as it is defined in articles 260 and 261 of the Colombian Code of Commerce.

Cláusula Primera

Definiciones

1.1     “Acciones Vendidas” está definido en las Consideraciones.

1.2       “Afiliadas” significa, con respecto a cualquier Persona, cualquier otra Persona que, directa o indirectamente a través de uno o más intermediarios, controle, sea controlada, o esté bajo control conjunto, con esa Persona. El término “control” (incluyendo términos relacionados tales como “controla por”) tiene el significado establecido en los artículos 260 y 261 del Código de Comercio de Colombia.

1.3          “Contrato” está definido en el preámbulo.

1.4         “Business” means the business of the Company, as described in its bylaws and as conducted as of the date of this Agreement.

1.5         “Business Day” means a day (i) other than a Saturday or Sunday and (ii) on which commercial banks are open for business in Colombia.

1.6         “Claim” is defined in Section 8.3.

1.7         “Claim Notice” is defined in Section 8.3.

1.8         “Closing” is defined in Section 3.2.

1.9         “Company” is defined in the Whereas clause.

1.10       “Confidential Information” means information of the Purchaser, the Company or the Sellers, as applicable, that is confidential and proprietary to the Purchaser, the Company or the Sellers and not generally available to the public, including, but not limited to, non-public information related to the Company’s Business or the Company or such Party’s business, customer and suppliers lists, finances, operations, or affairs, business plans, trade secrets, sales and marketing plans, business lines, new product plans, notes associated with patentable inventions, product information, financial data, production processes, inventory, sources of income, profits and expenditures, operations manuals, contracts, financial statements, intellectual property, including this Agreement and the terms and conditions in this Agreement. Notwithstanding anything to the contrary, “Confidential Information” does not include information that (a) is or becomes generally available to the public other than as a result of a breach of any of the confidentiality obligations provided in this Agreement, (b) was available to the Parties on a non-confidential basis prior to its disclosure by the Parties, and (c) becomes available to the Parties on a non-confidential basis from another source, provided that such other source is not known by the Parties to be bound by, and to the Parties’ knowledge such disclosure does not breach, directly or indirectly, a confidentiality agreement between such other source and the Parties. Notwithstanding the above-mentioned exceptions, for the purposes of the confidentiality obligations derived under this Agreement, the definition of Confidential Information shall include the information relating to the Company or the Business which may have been received or known by a Party in its capacity of shareholder or administrator of the Company, before or after Closing, independently if such information was public or was available to the Parties on a non-confidential basis.

1.4          “Cierre” está definido en la Cláusula 3.2.

1.5          “Compañía” está definido en las Consideraciones.

1.6          “Comprador” está definido en el preámbulo.

1.7       “COP” o “pesos colombianos” significa pesos colombianos, la moneda legal de circulación en Colombia.

1.8          “Daños Indemnizables” están definidos en la Cláusula 8.2.

1.9       “Declaración de Impuestos” significa cualquier declaración, reporte, solicitud de devolución o reintegro u otro documento radicado o que se deba radicar o entregar ante una autoridad de impuestos en relación con la tasación, recaudo o pago de Impuestos, o por mandato de cualquier ley, regulación o requerimiento administrativo en relación con cualquier impuesto.

1.10       “Día Hábil” significa un día (i) diferente al sábado o el domingo y (ii) en el que los bancos comerciales están abiertos y ofrecen servicios en Colombia.

1.11       “COP” or “Colombian Pesos” means Colombian pesos, the legal currency of Colombia.

1.12         “Disclosing Party” is defined in Section 7.1.

1.13         “Effective Date” is defined in Section 3.1.

1.14      “Governmental Entity” means any Colombian national, departmental, or local authority and any Colombian court, tribunal, magistrate, arbitrator, or judicial body, including any taxing authority.

1.15         “Indemnifiable Damages” is defined in Section 8.2.

1.16         “Indemnified Party” is defined in Section 8.3.

1.17         “Indemnifying Party” is defined in Section 8.3.

1.18         “Liens” means any mortgage, charge, pledge, lien, encumbrance, option, assignment, trust restriction, right of first refusal, right of pre-emption, third-party right or interest, warrant or other encumbrance or security interest of any kind, or another type of preferential arrangement, transfer restrictions, prohibitions, injunctions, court orders or judicial or administrative proceeding that might affect ownership or unrestricted transfer thereof as well as any restriction arising from contractual obligations, such as shareholders agreement or any other agreement (including, without limitation, a title transfer or retention arrangement), attachment or right of first refusal and any preemptive, conversion, put, call, claim or right or restriction on transfer having similar effect.

1.11     “Efecto Material Adverso” significa cualquier circunstancia, cambio en o efecto sobre la Compañía que sea materialmente adverso a los resultados de las operaciones o la condición financiera de la Compañía, en su conjunto, considerando, sin embargo, que ninguno de los siguientes, individualmente o en conjunto, se considerará para determinar si ha habido un incumplimiento de una representación, garantía, convenio o acuerdo que esté calificado por el término “Efecto Material Adverso”: (a) eventos, circunstancias, cambios o efectos que generalmente afectan a la industria en la que opera la Compañía (incluidos los cambios legales y reglamentarios), (b) condiciones o eventos económicos, políticos, circunstancias, cambios o efectos generales que afectan a los mercados de valores en general, y ( c) los cambios causados por un desmejoramiento material de las condiciones actuales causadas por actos de terrorismo o guerra ocurridos después de la fecha del presente Contrato.

1.12      “Entidad Gubernamental” significa cualquier autoridad nacional, departamental o local colombiana y cualquier corte, tribunal, magistratura, árbitro u órgano judicial colombiano, incluida cualquier autoridad fiscal o tributaria colombiana.

1.13        “Fedecoré” está definido en las Consideraciones.

1.14        “Fecha Efectiva” está definido en la Cláusula 3.1.

1.15        “Gravámenes” significa cualquier hipoteca, prenda, gravamen, limitación, opción, cesión, restricción de fideicomiso, derecho de preferencia, derecho o interés de terceros, garantía u otro gravamen o interés de garantía de cualquier tipo, u otro tipo de acuerdo preferencial, restricciones de transferencia, prohibiciones, medidas cautelares, órdenes judiciales o procedimientos judiciales o administrativos que puedan afectar la propiedad o transferencia sin restricciones de la misma, así como cualquier restricción que surja de obligaciones contractuales, como el acuerdo de accionistas o cualquier otro acuerdo (incluyendo, sin limitación, una transferencia de título o acuerdo de retención), un derecho accesorio o derecho de preferencia y cualquier derecho de preferencial, conversión, transferencia, derecho de arrastre, opción de compra, reclamo o restricción en la transferencia que tenga un efecto similar.

1.16       “Impuesto” o colectivamente “Impuestos” significan todos y cada uno de los impuestos nacionales, departamentales, y municipales, tasas y otros cargos gubernamentales, impuestos, imposiciones y pasivos, incluidos los impuestos basados en o medidos por ingresos brutos, ingresos netos, franquicias, ganancias, utilidades, capital social, patrimonio neto, producción, negocios y ocupación, timbre, transferencias, ventas, usos, IVA, impuesto de industria y comercio – ICA, servicios, impuestos sobre bienes específicos, derechos aduaneros, ad valorem, impuestos prediales, reversión de la propiedad al estado y bienes no reclamados, licencias, registros, auto retención, nóminas, recuperación, empleo, seguridad social (o el equivalente), beneficio adicional, prestaciones por discapacidad, indemnización por despido, ganancias ocasionales, primas, ganancias, utilidades, telecomunicaciones, aspectos ambientales, junto con todos los intereses, recargos y otras adiciones impuestas con respeto a dichos montos, y cualquier obligación bajo cualquier acuerdo o arreglo con cualquier otra persona con respeto a dichos montos e incluso cualquier compromiso tributario de una entidad precedente.

1.17       “Impuestos de Transferencia” está definido en la Cláusula 2.3.

1.18       “Información Confidencial” significa información del Comprador, de la Compañía o de los Vendedores que es confidencial y de propiedad del Comprador, de la Compañía o de los Vendedores, según corresponda, y que no está disponible al público en general, incluyendo, pero sin limitarse a, información no pública relativa al Negocio de la Compañía o a los negocios, listas de clientes y proveedores, finanzas, operaciones, o asuntos, planes de negocios, secretos comerciales, planes de ventas y marketing, líneas de negocio, planes de nuevos productos, notas relacionadas con patentes, información de productos, información financiera, procesos de producción, inventarios, fuentes de ingresos, utilidades y gastos, manuales de operación, estados financieros, propiedad intelectual, de la Compañía o de las Partes, incluyendo este Contrato y los términos y condiciones previstos en este Contrato. Sin perjuicio de cualquier disposición en contrario, “Información Confidencial” no incluye información que (a) es o se hace disponible al público en general por razones diferentes al incumplimiento de alguna obligación de confidencialidad prevista en este Contrato, (b) estaba a disposición de las Partes de manera no confidencial previo a la revelación por parte de las Partes, y (c) se vuelve disponible a las Partes de manera no confidencial por otra fuente, siempre que, según el conocimiento de las Partes, esa fuente no esté vinculada por, o tal revelación no resulte en un incumplimiento de, directa o indirectamente, un acuerdo de confidencialidad entre esa fuente y las Partes. Sin perjuicio de las excepciones antes señaladas, para los efectos de las obligaciones de confidencialidad derivadas de este Contrato, se entenderá como Información Confidencial toda la información de la Compañía o del Negocio que haya sido recibida o conocida por una Parte en calidad de accionista o administrador de la Compañía, antes o después del Cierre, independientemente de si esa información tiene el carácter de pública o de si estaba a disposición de las Partes de manera no confidencial.

1.19       “Material Adverse Effect” means any circumstance, change in or effect on the Company that is materially adverse to the results of operations or the financial condition of the Company, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Company operate (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, and (c) changes caused by a material worsening of current conditions caused by acts of terrorism or war occurring after the date hereof.

1.20       “Party” means the Sellers or the Purchaser.

1.21      “Parties” means the Sellers together with the Purchaser.

1.22       “Person” means any natural person or legal entity.

1.23       “Purchase Price” is defined in Section 2.2.

1.24       “Purchaser” is defined in the preamble.

1.25       “Recipient” is defined in Section 7.1.

1.26       “Response Notice” is defined in Section 8.3.

1.27       “Sellers” is defined in in the preamble.

1.28       “Sold Shares” is defined in the Recitals.

1.29       “Suspensive Condition” is defined in the section titled “Suspensive Condition”.

1.19       “Ley Aplicable” está definida en la Cláusula 10.1.

1.20       “Negocio” significa el negocio de la Compañía, según está descrito en sus estatutos sociales y de la manera en la que se lleva a cabo a la fecha de este Contrato.

1.21       “Notificación de Reclamación” está definido en la Cláusula 8.3.

1.22       “Notificación de Respuesta” está definido en la Cláusula 8.3.

1.23       “Parte” significa los Vendedores o el Comprador.

1.24       “Partes” significa, conjuntamente, los Vendedores y el Comprador.

1.25       “Parte Indemnizada” está definido en la Cláusula 8.2.

1.26       “Parte Indemnizante” está definido en la Cláusula 8.3.

1.27       “Parte Reveladora” está definido en la Cláusula 7.1.

1.28       “Persona” significa cualquier persona natural o jurídica.

1.29       “Precio de Compra” está definido en la Cláusula 2.2.

1.30       “Tax” and collectively “Taxes” mean any and all national, departmental and local taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross revenues, gross income, net income, franchise, alternative or add-on minimum, gains, profits, capital stock, net worth, production, business and occupation, stamp, transfer, sales, use, value added (IVA), industry and commerce (ICA), services, excise, customs duties, ad valorem, property taxes, escheat and unclaimed property, license, registration, withholding, payroll, recapture, employment, social security (or equivalent), fringe benefit, disability, unemployment, severance, windfall, premium, profits, utility, telecommunications and environmental, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.31       “Tax Return” means any return, declaration, report, claim for refund, information return, or other document filed or required to be filed or supplied to a tax authority in connection with the determination, assessment, collection, or payment of Taxes or as otherwise required by laws, regulations or administrative requirements relating to any Tax.

1.32       “Transfer Taxes” is defined in Section 2.3.

1.33       “USD” or “American dollars” means dollars of the United States of America

1.30       “Receptor” está definido en la Cláusula 7.1.

1.31       “Reclamación” está definido en la Cláusula 8.3.

1.32       “USD” o “dólares americanos” significa dólares de los Estados Unidos de América.

1.33       “Vendedores” está definido en el preámbulo.

Section Two

Purchase and Sale of Shares

2.1    Transferred Shares. On the terms and subject to the conditions and other provisions set forth in this Agreement, [including the Suspensive Condition] and in reliance upon the representations, warranties and covenants set forth herein, at Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, free and clear of any and all Liens, claims or other restrictions of any kind whatsoever, all of the Sold Shares.

2.2    Purchase Price. Upon the terms and conditions set forth in this Agreement, in consideration and as payment in full for the Sold Shares, the Purchaser shall pay to the Sellers the equivalent in Colombian pesos (COP) to one hundred and two thousand American dollars (USD 102,000) (the “Purchase Price”), which will be liquidated based on the exchange rate (TRM) of the Business Day preceding the Closing, as certified by the Colombian Financial Superintendency.

Cláusula Segunda

Compra y Venta de Acciones

2.1    Acciones Transferidas. En los términos y con sujeción a las condiciones y otros acuerdos contenidos en el presente Contrato, incluyendo la Condición Resolutoria, y de acuerdo con las representaciones, garantías y acuerdos aquí previstos, al Cierre, los Vendedores venderán, cederán, transferirán, transmitirán y entregarán al Comprador, y el Comprador comprará, adquirirá y aceptará de los Vendedores, libres y exentas de todo Gravamen, reclamación o cualquier otra restricción de cualquier naturaleza, todas las Acciones Vendidas.

2.2    Precio de Compra. De acuerdo con los términos y condiciones establecidos en este Contrato, en contraprestación y como pago total por las Acciones Vendidas, el Comprador pagará a los Vendedores el equivalente en pesos colombianos (COP) a la suma de ciento dos mil dólares americanos (USD 102.000) (el “Precio de Compra”), liquidados con base en la tasa representativa del mercado (TRM) del Día Hábil anterior al Cierre, según sea certificada por la Superintendencia Financiera de Colombia.

The Purchase Price shall be paid to the Sellers in cash, by means of wire transfer to the Sellers, pro rata of their participation in the Company, as follows:

(a)    The amount of ninety-one thousand eight hundred American dollars (USD 91,800) shall be paid to Engineering Consulting Group S.A.S.; and

(b)    The amount of ten thousand two hundred American dollars (USD 10,200) shall be paid to Lina María Isaza Díaz.

2.3    Payment of Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”), shall be paid by the Sellers when due, and the Sellers will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

El Precio de Compra se pagará en efectivo, mediante transferencia electrónica a los Vendedores a prorrata de sus participaciones en la Compañía, en las siguientes cantidades:

(a)       La cantidad de noventa y un mil ochocientos dólares americanos (USD 91.800) serán pagados a Engineering Consulting Group S.A.S.; y

(b)       La cantidad de diez mil doscientos dólares americanos (USD 10.200) serán pagados a Lina María Isaza Díaz.

2.3    Pago de impuestos y Tasas de Transferencia. Todos los Impuestos de documentación, ventas, uso, estampilla, registro y otros Impuestos similares, y todas las tarifas de registro y otros cargos y tarifas (incluyendo las sanciones e intereses) incurridos en relación con la consumación de las transacciones contempladas en este Contrato (los “Impuestos de Transferencia”), serán pagados por los Vendedores cuando sean pagaderos, y los Vendedores presentarán todas las Declaraciones de Impuestos necesarias y otra documentación con respecto a los Impuestos de Transferencia.

Section Three

Closing

3.1    Effective Date. This Agreement is executed on November 19, 2019 (the “Effective Date”).

3.2    Closing. The consummation of the purchase and sale of the Sold Shares shall take place on the Effective Date (the “Closing”).

3.3    Closing Deliverables by the Sellers. At Closing, the Sellers shall deliver to the Purchaser the following documents:

(i)      A copy of the documents evidencing the individual waiver of each of the Sellers of their preemptive right in the negotiation of shares in relation with the Sold Shares.

(ii)     New certificates representing the Sold Shares and evidencing the Purchaser’s ownership over the Sold Shares.

(iii)   If applicable, the old certificates of the Sold Shares with a notation evidencing its duly endorsement in favor of the Purchaser.

(iv)   If applicable, a copy of the power of attorney granted to the Sellers’ representatives to represent the Sellers at Closing.

(v)    Evidence of the annotation of the transfer of the Sold Shares to the Buyer in the stock ledger of the Company.

(vi)   If applicable, a copy of the corporate authorizations required to consummate the transactions contemplated herein.

(vii)  The duly updated Books of Commerce of the Company.

(viii) Evidence of registration in the stock ledger of the Company, of the acquisition by Fedecoré of four hundred and ninety (490) ordinary shares of the Company, which represent forty-nine percent (49%) of the outstanding shares in which the capital of the Company is divided.

(ix)   Evidence of the resignations of the legal representatives of the Company.

3.4    Closing Deliverables by the Purchaser. At Closing, the Purchaser shall deliver to the Seller the following documents:

(i)      The evidence of payment of the Purchase Price, payable as set forth in Section 2.2 above.

(ii)     If applicable, a copy of the corporate authorizations required to consummate the transactions contemplated herein.

3.5    Additional Actions at Closing. In addition, at Closing, the Parties shall perform and shall cause the performance of other acts and shall sign and grant and shall cause to be signed and granted other documents or instruments required for the performance of this Agreement.

Cláusula Tercera

Cierre

3.1     Fecha Efectiva. Este Contrato se suscribe el 19 de noviembre de 2019 (la “Fecha Efectiva”).

3.2     Cierre. La compra y venta de las Acciones Vendidas tendrá lugar en la Fecha Efectiva (el “Cierre”).

3.3     Entregables de los Vendedores en el Cierre. En el Cierre, los Vendedores entregarán al Comprador los siguientes documentos:

(i)         Una copia de los documentos en los que se evidencie la renuncia individual de cada uno de los Vendedores de su derecho de preferencia en la negociación de acciones en relación con las Acciones Vendidas.

(ii)        Nuevos certificados representando las Acciones Vendidas, en los cuales se evidencie la propiedad del Comprador sobre las Acciones Vendidas.

(iii)      De ser aplicable, los antiguos certificados de las Acciones Vendidas, con la anotación evidenciando su endoso a favor del Comprador.

(iv)      Evidencia de la anotación de la transferencia de las Acciones Vendidas al Comprador en el libro de registro de accionistas de la Compañía.

(v)       En caso de ser aplicable, una copia del poder especial otorgado a los representantes de los Vendedores para representarlos en el Cierre.

(vi)      En caso de ser aplicable, una copia de las autorizaciones corporativas requeridas para ejecutar las transacciones contempladas en este Contrato.

(vii)     Los Libros de Comercio de la Compañía debidamente actualizados.

(viii)    Evidencia de la anotación en el libro de registro de accionistas de la Compañía, de la adquisición, por parte de Fedecoré, de cuatrocientas noventa (490) acciones ordinarias de la Compañía, las cuales representan el cuarenta y nueve por ciento (49%) de las acciones de las acciones en circulación en las cuales se divide el capital de la Compañía.

(ix)      Evidencia de las renuncias de los representantes legales de la Compañía.

3.4     Entregables del Comprador en el Cierre. En el Cierre, el Comprador entregará a los Vendedores los siguientes documentos:

(i)         La evidencia del pago del Precio de Compra en los términos de la Cláusula 2.2 anterior.

(ii)        En caso de ser aplicable, una copia de las autorizaciones corporativas requeridas para ejecutar las transacciones contempladas en este Contrato.

3.5     Acciones Adicionales para el Cierre. Adicionalmente, en el Cierre, las Partes ejecutarán o causarán que se ejecuten otros actos, y suscribirán y otorgarán o causarán que se suscriban y otorguen otros documentos o instrumentos requeridos para la ejecución de este Contrato.

Section Four

Closing Actions

Closing Actions. At Closing, the Parties shall cause that the legal representative of the Company updates the stock ledger of the Company, so that acquisition by the Purchaser of the Sold Shares is duly recorded.

As consideration, the Purchaser shall pay the Purchase Price to the Sellers in the terms and conditions provided in Section 2.

Likewise, provided that the current legal representatives of the Company will submit their resignations, an extraordinary meeting of the General Shareholders Assembly will be held, where (a) the bylaws of the Company will be amended so that the name of the Company is changed, and (b) the following appointments will be made: (i) Claudia Mónica Cabezas Vargas, of legal age, identified with Colombian citizenship card No. 31.559.672 issued in Popayán, as Legal Representative of the Company, and (ii) John Jairo Ramírez Valencia, of legal age, identified with Colombian citizenship card No. 15.901.526 issued in Chinchina, as alternate Legal Representative.

All actions contemplated by this provision shall be part of a single, integrated transaction, and the Closing shall not occur as to any of such actions unless the Closing shall occur as to all of them.

Cláusula Cuarta

Acciones para el Cierre

Acciones para el Cierre. En el Cierre, las Partes causarán que el representante legal de la Compañía actualice el libro de registro de acciones de tal manera que la adquisición por parte del Comprador de las Acciones Vendidas se registre de manera adecuada.

Como contraprestación, el Comprador pagará el Precio de Compra a los Vendedores en los términos y condiciones establecidos en la Cláusula 2.

Igualmente, habida cuenta de las renuncias de los representantes legales actuales de la Compañía, se celebrará una reunión extraordinaria de la Asamblea General de Accionistas en la que (a) se reformarán los estatutos sociales de la Compañía, de manera que se modifique la razón social de la Compañía y (b) se nombrará a (i) Claudia Mónica Cabezas Vargas, mayor de edad identificada con la cédula de ciudadanía No. 31.559.672 de Popayán como Representante Legal de la Compañía, y (ii) John Jairo Ramírez Valencia, mayor de edad, identificado con la cédula de ciudadanía No. 15.901.526 de Chinchina, como Representante Legal Suplente de la Compañía.

Todas las acciones contempladas por esta cláusula serán parte de una transacción única e integral, y el Cierre no se ejecutará en relación con ninguna de estas acciones, a menos que el Cierre se ejecute en relación con todas ellas.

Section Five

Representations and Warranties of the Sellers and the Company

5.1         Representations and Warranties of the Sellers

The Sellers hereby jointly and severally represent and warrant to the Purchaser that the statements contained in this Section 5 are true and correct as of the Closing.

5.1.1      Authority and Binding Obligation. The Sellers have all required power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Sellers, as applicable, and no other approvals are required. This Agreement has been duly executed and delivered by the Sellers assuming the due authorization, execution, and delivery hereof by the Sellers, constitutes a legal, valid, and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms.

5.1.2     Ownership. The Sellers are the rightful and sole owners of the Sold Shares, which have been validly issued, are fully subscribed and free of any Lien, and they are not subject to any limitation on the right of disposal, in such terms that the sale of the Sold Shares comprises all the legal, economic and political rights and benefits that correspond to or could correspond to the same, without reserve nor limitation whatsoever. The Sold Shares are fully paid.

Cláusula Quinta

Declaraciones y Garantías de los Vendedores y la Compañía

5.1    Declaraciones y Garantías de los Vendedores

Los Vendedores declaran y garantizan conjuntamente y solidariamente al Comprador que, al Cierre, las declaraciones contenidas en esta Cláusula 5 son verdaderas y correctas.

5.1.1     Autoridad y Obligación Vinculante. Los Vendedores tienen plenos poderes y autoridad para celebrar este Contrato y para ejecutar las transacciones aquí previstas. La suscripción de este Contrato y la ejecución de las transacciones aquí previstas han sido autorizadas por parte de los Vendedores en todo lo requerido, según aplique, y no se requiere de ninguna otra autorización. Este Contrato ha sido debidamente suscrito por los Vendedores, asumiendo que cuentan con la debida autorización y que constituye una obligación legal, válida y vinculante para los Vendedores, ejecutable en contra de los Vendedores, de acuerdo con los términos contemplados en este Contrato.

5.1.2    Propiedad. Los Vendedores son los propietarios legítimos y exclusivos de las Acciones Vendidas, las cuales han sido válidamente emitidas, se encuentran totalmente suscritas y libres de cualquier Gravamen, y no están sujetas a ninguna limitación a la facultad de disposición, en términos tales que la venta de las Acciones Vendidas comprende todos los derechos económicos y políticos y beneficios que corresponden o podrían corresponder a la mismas, sin reserva o limitación alguna. Las Acciones Vendidas se encuentran totalmente pagadas.

5.1.3     No Conflicts. The execution and delivery of this Agreement by the Sellers does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, or give rise to a right of payment, termination, cancellation or acceleration of any material obligation or loss of any material benefit of any contract entered by the Sellers or result in the imposition of any Liens on any of the Sold Shares. Unless otherwise provided in this Agreement, no previous consent, approval, order, or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Sellers in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.1.4     Financial Information. The Sellers have provided to the Purchaser true and complete copies of the audited consolidated balance sheets of the Company as of December 31, 2018, and the related audited statements of income and retained earnings (the “Financial Statements”). The Financial Statements are in accordance with the books of account, ledgers and records of the Company and have been prepared in accordance with the International Financial Reporting Standards (IFRS), applied on a consistent basis throughout the relevant period. The Financial Statements are complete and correct in all material respects, and fairly present the financial condition and operating results of the Company on a consolidated basis as of the date thereof and for the respective period indicated therein.

5.1.3    Ausencia de Conflictos. La suscripción del presente Contrato por parte de los Vendedores y la ejecución de las transacciones aquí previstas no entran o entrarán en conflicto con, ni resultarán en ningún incumplimiento de, o dará lugar a un derecho de pago, terminación, cancelación o aceleración de cualquier obligación material o pérdida de cualquier beneficio material de cualquier contrato suscrito por los Vendedores, o resultará en la imposición de Gravámenes sobre cualquiera de las Acciones Vendidas. A menos que se pacte lo contrario en este Contrato, ningún consentimiento, aprobación, orden, autorización, registro, declaración o presentación previa ante cualquier Entidad Gubernamental es requerida por o con respecto de los Vendedores en relación con la suscripción de este Contrato o con la ejecución de las transacciones aquí previstas.

5.1.4    Información Financiera. Los Vendedores han suministrado al Comprador copias veraces y completas de los balances consolidados dictaminados de la Compañía con corte al 31 de diciembre de 2018 y los correspondientes estados de pérdidas y ganancias acumuladas dictaminados (los “Estados Financieros”). Los Estados Financieros concuerdan con los libros de contabilidad, libros de actas y registros de la Compañía y han sido preparados de acuerdo con las Normas Internacionales de Información Financiera (NIIF), aplicadas de forma consistente durante todo el período relevante. Los Estados Financieros son completos y correctos en todos los aspectos materiales y presentan razonablemente la situación financiera y los resultados operativos consolidados de la Compañía a la fecha de los mismos y para el período respectivo indicado en estos.

5.1.5     No Material Liabilities or Contingencies. There are no liabilities and/or contingencies attached to the Sold Shares.

5.1.6     Sufficiency of Disclosure. No representation or warranty or other statement made by the Sellers in this Agreement or the certificates required to be delivered by the Sellers hereunder at the Closing contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading. All documents provided to the Purchaser by the Sellers in connection with the transactions contemplated by this Agreement are complete and accurate in all material respects.

5.1.7     Compliance Statements. The Sellers have not engaged in any activity that would constitute a violation of the Applicable Law regarding acts of corruption. Without limiting the generality of the foregoing, neither the Sellers, nor any director, officer, agent or employee acting on behalf of the Sellers has used any funds to make, directly or indirectly, any unlawful contribution, gift, bribe, payoff, kickback or other unlawful payment to any an officer, employee, agent, contractor, or representative of (a) any Governmental Entity (including the ICA) including, but not limited to, a customs official, procurement official, or regulator; (b) any person or commercial entity acting in an official or commercial capacity for or on behalf of any Governmental Entity or that is government-owned or controlled; (c) any candidate for political office, any political party or any official of a political party; or (d) any officer, employee, agent, contractor, or representative of any public international organization.

5.1.5    Ausencia de Pasivos o Contingencias. No hay pasivos y/o contingencias relacionadas con las Acciones Vendidas.

5.1.6    Divulgación Suficiente. Ninguna representación, garantía u otra declaración hecha por los Vendedores en este Contrato o en los certificados que deban ser entregados por los Vendedores bajo este Contrato para el Cierre, contienen alguna declaración falsa, omiten declarar un hecho material necesario para hacerlo a la luz de las circunstancias en que se hizo, o son engañosas. Todos los documentos suministrados al Comprador por parte de los Vendedores en relación con las transacciones contempladas en este Contrato son completos y exactos en todos los aspectos materiales.

5.1.7    Declaración de Cumplimiento. Los Vendedores no se han involucrado en ninguna actividad que pudiera constituir una violación de la Ley Aplicable con respecto a actos de corrupción. Sin limitar la generalidad de lo anterior, ni los Vendedores, ni ningún director, funcionario, agente o empleado que actúe en nombre de los Vendedores ha utilizado ningún fondo o recurso para realizar, directa o indirectamente, ninguna contribución ilegal, obsequio, soborno u otro pago ilegal a cualquier funcionario, empleado, agente, contratista o representante de (a) cualquier Entidad Gubernamental (incluyendo el ICA), incluyendo, pero sin limitarse a, entre otros, un agente de aduanas, funcionario de concursos públicos o regulador; (b) cualquier persona o entidad comercial que actúe oficialmente o comercialmente para o en nombre de cualquier Entidad Gubernamental o que sea propiedad, o esté controlada por, el gobierno; (c) cualquier candidato para un cargo político, cualquier partido político o cualquier funcionario de un partido político; o (d) cualquier funcionario, empleado, agente, contratista o representante de cualquier organización internacional pública.

5.1.8     OFAC Listings. The Sellers have not been (i) identified on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked persons (the “SDN List”) or reported before the UIAF; (ii) owned or controlled by or acting on behalf of a person or entity on the SDN List; (iii) otherwise the target of economic sanctions administered by OFAC; or (iv) owned or controlled by, or affiliated to, or acting on behalf of, a person or entity that is otherwise the target of economic sanctions administered by OFAC.

5.1.9     Origin of funds. The Sellers represent and warrant that the funds used for the acquisition of the Sold Shares did not originate in activities that would violate the Applicable Law.

5.1.10  Brokers’ and Finders’ Fees. The Purchaser is not obligated to pay any fees or expenses of any broker, finder, or employee of the Sellers in connection with the origin, negotiation, or execution of this Agreement or in connection with any transactions contemplated hereby.

5.2         Representations and Warranties of the Sellers relating to the Company

The Sellers hereby jointly and severally represent and warrant to the Purchaser, as of Closing, that the statements contained in this Section 5.2 are true and correct.

5.2.1     Organization and Qualification. The Company is duly organized, validly existing, and in good standing under the laws of Colombia. The Sellers have full power and authority to conduct the Business of the Company to the extent now conducted and as proposed to be conducted, and to own and transfer its assets and properties, including the Sold Shares. The Company is duly qualified to do its Business and is in good standing under Applicable Law.

5.1.8    Listas OFAC. Los Vendedores no han sido (i) identificados en la lista de ciudadanos especialmente designados y personas bloqueadas (la “Lista SDN”) del Departamento del Tesoro de los Estados Unidos (“OFAC”), ni han sido reportados ante la Unidad de Información y Análisis Financiero – UIAF; (ii) propietarios de, o controlados por, o actuado en nombre de, una persona o entidad en la Lista SDN; (iii) el objetivo de las sanciones económicas impuestas por la OFAC; o (iv) propiedad de o controlados por, o están afiliados a, o actúan en nombre de, una persona o entidad que ha sido objeto de sanciones económicas impuestas por la OFAC.

5.1.9    Origen de los Fondos. Los Vendedores declaran y garantizan que los fondos utilizados para la adquisición de las Acciones Vendidas no se originaron en actividades que violarían la Ley Aplicable.

5.1.10  Honorarios de Corredores e Intermediarios. El Comprador no estará obligado a pagar ningún honorario o gasto a cualquier corredor, intermediario o empleado de los Vendedores en relación con el origen, negociación o ejecución de este Contrato o con relación a cualquier transacción aquí contemplada.

5.2    Declaraciones y Garantías de los Vendedores con relación a la Compañía

Los Vendedores declaran y garantizan al Comprador que, al Cierre, las declaraciones contenidas en esta Cláusula 5.2 son verdaderas y correctas.

5.2.1   Organización y Calificación. La Compañía está debidamente constituida, existe válidamente y se encuentra operando adecuadamente conforme a las leyes de la República de Colombia. Los Vendedores tienen plenos poderes y completa autoridad para conducir el Negocio de la Compañía como lo han hecho hasta la fecha y como se proponen sea conducido. Asimismo, los Vendedores tienen plenos poderes y completa autoridad para ser propietarios de y transferir los activos y propiedades de la Compañía, incluyendo las Acciones Vendidas. La Compañía está debidamente calificada para llevar a cabo su Negocio en Colombia y opera adecuadamente en Colombia.

5.2.2     No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or provisioned against in the Financial Statements.

5.2.3     Ordinary Course of Business. The Sellers have conducted the Business of the Company in the ordinary course and consistent with past practice.

5.2.4     Contracts and Commitments. The Company has not entered into any agreement of any nature with any Person.

5.2.5     Taxes. If applicable, the Company has on a timely basis, filed all Tax Returns required to have been filed. All such Tax Returns are complete and correct in all material respects. The Company has not received written notice from any Governmental Entity that it has not filed a Tax Return required to be filed under Applicable Law. The Company has, within the time and in the manner provided by Applicable Law, paid all Taxes that were due and payable and will pay, within the time and in the manner provided by Applicable Law, all Taxes that become due and payable on or before the Closing.

There are no outstanding (i) powers of attorney granted by the Company concerning any Tax matter, (ii) agreements entered with any Governmental Entity that would have a continuing effect on the Company after the Closing, or (iii) Liens on the Sold Shares relating to or attributable to Taxes. The Company has not been audited by any taxing authority. There is no examination, action, suit, proceeding, investigation, audit, claim demand, deficiency, or additional assessment against the Company underway or pending (or to the Sellers’ knowledge, any threat of any of the foregoing) with respect to any Tax or Tax Return. All Taxes required to be withheld or collected by the Company on or before the Closing have been or will be withheld or collected and paid to the appropriate agency or authority on or before Closing. The Company has complied with all information reporting requirements with respect thereto.

5.2.2     Obligaciones No Divulgadas. La Compañía no tiene pasivos u obligaciones de cualquier naturaleza (ya sean conocidas o no, absolutas, acumuladas, contingentes o de otro tipo), excepto los pasivos y obligaciones reflejados y/o provisionados en los Estados Financieros.

5.2.3     Giro Ordinario. Los Vendedores han llevado a cabo el Negocio de la Compañía en el giro ordinario y de forma consistente con la práctica habitual.

5.2.4     Contratos y Compromisos. La Compañía no ha celebrado ningún contrato de cualquier naturaleza con ninguna Persona.

5.2.5     Impuestos. De ser aplicable, la Compañía ha presentado oportunamente todas las Declaraciones de Impuestos que haya debido presentar. Dichas Declaraciones de Impuestos son completas y correctas en todos los aspectos materiales. La Compañía no ha recibido notificación por escrito de ninguna Entidad Gubernamental indicando que no ha presentado una Declaración de Impuestos que haya debido presentar bajo la Ley Aplicable. La Compañía ha pagado, dentro del tiempo y de la manera prescrita por la ley, todos los Impuestos exigibles y pagaderos y pagará, dentro del tiempo y en la forma prescrita por la ley, todos los Impuestos que sean exigibles y pagaderos en o antes del Cierre. No existen (i) poderes otorgados por la Compañía en relación con cualquier asunto de Impuestos, (ii) acuerdos celebrados con cualquier Entidad Gubernamental que tendrían un efecto continuado respecto de la Compañía después del Cierre, o (iii) Gravámenes sobre las Acciones Vendidas relacionados o imputables a Impuestos. No hay ningún proceso de revisión, acción, demanda, procedimiento, investigación, auditoría, reclamo o evaluación adicional contra la Compañía, en curso o pendiente (o según el conocimiento de los Vendedores, cualquier amenaza de cualquiera de los anteriores), con respecto a cualquier Impuesto o Declaración de Impuesto. Todos los Impuestos que la Compañía debe retener o cobrar antes o durante el Cierre han sido o serán retenidos o cobrados y pagados a la agencia o autoridad competente, según sea el caso. La Compañía ha cumplido con todos los requisitos de reporte de información con respecto de Impuestos.

5.2.6     Litigation. There are no claims, disputes, legal actions, decrees, judgments, orders, settlement agreements, arbitration or other proceeding, suit or governmental investigation pending or, to the Sellers’ knowledge, threatened against the Company or their respective officers or the Sold Shares. The Company or the Sold Shares are not subject to any outstanding, nor is in breach of, or in default with respect to, any judgment, writ, injunction, settlement agreement, order, or decree.

5.2.7     Compliance with Laws. The Sellers have conducted and conduct the Business of the Company in compliance with Applicable Law, bylaws, rules, regulations, decrees or orders from any Governmental Entity applicable to the Company. The Company has not received any notice, and the Sellers are not aware of any breach by the Company of any Applicable Law, bylaws, rules, regulations, decrees or orders from any Governmental Entity, in each case, applicable to the Company.

Neither the Company, nor its employees, have used any unlawful means to obtain a contract or advantage which would breach any Applicable Law regarding foreign corrupt practices or any applicable subsidiary legislation.

5.2.8     Employees. The Company does not have any employees.

5.2.6     Litigios. No hay reclamaciones, disputas, acciones legales, decretos, sentencias, órdenes, acuerdos, arbitrajes u otro procedimiento judicial, demanda o investigación gubernamental pendiente o, según el conocimiento de los Vendedores, amenaza en contra de la Compañía o de sus respectivos funcionarios o respecto de las Acciones Vendidas. La Compañía o las Acciones Vendidas no están sujetos a cualquier, ni están en violación o en incumplimiento de cualquier sentencia, orden judicial, acuerdo de transacción, orden o decreto.

5.2.7     Cumplimiento de Leyes. Los Vendedores han conducido y conducen el Negocio de la Compañía en cumplimiento de la Ley Aplicable, estatutos, normas, reglamentos, decretos u órdenes de cualquier Entidad Gubernamental exigibles a la Compañía. La Compañía no ha recibido ninguna notificación de, ni los Vendedores tienen conocimiento alguno de ningún incumplimiento por parte de la Compañía de cualquier Ley Aplicable, estatuto, reglamento, regulación, decreto u orden de cualquier Entidad Gubernamental, en cada caso exigible a la Compañía.

Ni la Compañía, ni sus empleados han utilizado medios ilegales para obtener un contrato o ventaja que pudiere resultar en un incumplimiento de la Ley Aplicable respecto de corrupción internacional o cualquier legislación o regulación subsidiaria aplicable.

5.2.8     Empleados. La Compañía no cuenta actualmente con empleados.

5.2.9     Environmental Matters. There has not been any generation, use, transportation, treatment, storage, release, disposal or other handling of any hazardous substance by the Company in connection with the operation of the Business or the use of any property or facility, or to the Sellers’ knowledge, in connection with the operation of any former property or facility of the Company or any nearby or adjacent properties or facilities, in breach of any environmental laws, or which has created or might reasonably be expected to create a Material Adverse Effect under any Applicable Laws or which would require reporting to or notification of any Governmental Entity.

The Sellers have conducted the Business of the Company in material compliance with all applicable national, departmental, and local environmental Applicable Laws and, to the Sellers’ knowledge, the Company has not received any notice or request for information from a Governmental Entity relating to any material breach to environmental Applicable Laws.

5.2.10  Corporate Books. The corporate books of the Company, such as the minutes ledger and stock ledger, fully and faithfully reflect the resolutions adopted as well as the corporate actions taken by its administrative bodies to Closing, and all the minutes of the meetings held by the administrative bodies of the Company are transcribed therein. The Company keeps the stock ledger, the accounting books and tax-related documentation up to date and in accordance with Applicable Law.

5.2.11  Insolvency. No (a) resolution has been passed in relation to the Company; (b) legal proceedings have been started or, threatened against the Company for the winding-up or dissolution of the Company; or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer over the assets of the Company; (c) no petition has been filed for its admittance in a insolvency, reorganization or liquidation proceeding; or (d) there is no default or impeding default of the Company.

5.2.9     Asuntos Ambientales. No ha habido ninguna generación, uso, transporte, tratamiento, almacenamiento, liberación, eliminación u otra manipulación de cualquier sustancia peligrosa por parte de la Compañía en relación con la operación del Negocio o el uso de cualquier propiedad o instalación, según el conocimiento de los Vendedores, en relación con el funcionamiento de cualquier propiedad o instalación anterior de la Compañía o respecto de cualquier propiedad cercana o adyacente, en incumplimiento de cualquier legislación ambiental aplicable, o que haya generado o se podría razonablemente esperar que genere un Efecto Material Adverso bajo cualquier Ley Aplicable, o que requiera ser reportada o notificada a cualquier Entidad Gubernamental.

Los Vendedores han conducido el Negocio de la Compañía en cumplimiento material de todas las Leyes Aplicables ambientales (nacionales, departamentales y municipales) y, según el conocimiento de los Vendedores, la Compañía no ha recibido ninguna notificación, solicitud o requerimiento por parte de una Entidad Gubernamental en relación con un incumplimiento material de las Leyes Aplicables ambientales.

5.2.10  Libros Corporativos. Al Cierre, los libros de actas de la Compañía, tales como el Libro de Actas y el Libro de Registro de Accionista, reflejan de forma fiel y comprensiva las resoluciones y decisiones adoptadas por los órganos de administración y todas las actas están debidamente asentadas en los libros de la Compañía. La Compañía conserva el libro de registro de accionistas, los libros contables y demás documentos de la Compañía debidamente actualizados de conformidad con la Ley Aplicable.

5.2.11  Insolvencia. Ningún(a) (i) resolución ha sido emitida en relación con la Compañía, (ii) procedimiento legal ha sido iniciado, o hay amenaza en contra de la Compañía para la disolución o liquidación de la Compañía, o para el nombramiento de un liquidador, secuestre, administrador o similares sobre los bienes de la Compañía, (iii) petición ha sido presentada para que la Compañía sea admitida en un proceso de insolvencia, reorganización o liquidación, o (iv) la Compañía no ha incurrido en cesación de pagos o incapacidad de pago inminente.

5.2.12  OFAC Listings. Neither the Company, nor any of its shareholders, directors, or officers or employees are or have been (i) identified on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked persons (the “SDN List”) or reported before the Unidad de Información y Análisis Financiero (UIAF); (ii) owned or controlled by or acting on behalf of a person or entity on the SDN List; (iii) otherwise the target of economic sanctions administered by OFAC; or (iv) owned or controlled by, or affiliated to, or acting on behalf of, a person or entity that is otherwise the target of economic sanctions administered by OFAC.

5.2.13  No Material Liabilities or Contingencies. There are no material liabilities and/or contingencies attached to the Business as conducted by the Company.

5.2.14  ICA Registrations. The process of the ICA Registrations is currently active and ongoing before the ICA. The ICA has approved all documentation submitted by the Sellers and/or the Company in accordance with Resolution No. 3168 of 2015 issued by the ICA and related regulations, the only pending step being the scheduling of the technical verification visit by the ICA. Neither the Company, nor the Sellers have presented any request whether oral or in writing before the ICA or any other Governmental Entity with the purpose or effect of suspending, desisting from, or terminating the corresponding process, nor have they carried out actions or omitted activities that could be understood as an implicit waiver of or withdrawal from the proceeding. All information, clarification and documentation provided by the Company and/or the Sellers for the purpose of requesting and obtaining the ICA Registrations is true, correct, complete and authentic, has been provided in a timely manner and complies in all formal and substantial aspects with Applicable Law (including, without limitation, Resolution No. 3168 of 2015 issued by the ICA and related regulations).

Neither the Company, nor its employees, contractors, agents and/or representatives have used any unlawful means to obtain a contract or advantage in connection with the request and processing of the ICA Registrations, which would breach any Applicable Law.

5.2.12  Listas OFAC. Ni la Compañía, ni sus accionistas, directores, oficiales o empelados han sido (i) identificados en la lista de ciudadanos especialmente designados y personas bloqueadas (la “Lista SDN”) del Departamento del Tesoro de los Estados Unidos (OFAC), ni han sido reportados ante la UIAF; (ii) propietarios de, o controlados por, o actuado en nombre de, una persona o entidad en la Lista SDN; (iii) el objetivo de las sanciones económicas impuestas por la OFAC; o (iv) propiedad de o controlados por, o están afiliados a, o actúan en nombre de, una persona o entidad que ha sido objeto de sanciones económicas impuestas por la OFAC.

5.2.13  Ausencia de Pasivos o Contingencias. No hay pasivos y/o contingencias materiales relacionadas con el Negocio como ha sido conducido por la Compañía.

5.2.14  Registros ICA. El trámite de los Registros ICA se encuentra vigente y en proceso ante el ICA. El ICA ha aprobado toda la documentación presentada por los Vendedores y/o la Compañía de conformidad con la Resolución No. 3168 de 2015 expedida por el ICA y las demás normas concordantes, estando pendiente la programación de la visita técnica de verificación por parte del ICA. Ni la Compañía, ni los Vendedores han presentado solicitud verbal y/o escrita ante el ICA y/o cualquier otra Entidad Gubernamental con el propósito o el efecto de suspender, desistir de, o dar por terminado el trámite correspondiente, ni han adelantado conductas u omitido actividades que podrían entenderse como un desistimiento tácito del trámite. Toda la información, aclaración y documentación suministrada por la Compañía y/o los Vendedores para efectos de solicitar y obtener los Registros ICA es verdadera, correcta, completa y auténtica, ha sido aportada oportunamente, y cumple en todos sus aspectos formales y sustanciales con la Ley Aplicable (incluyendo, sin limitación, la Resolución No. 3168 de 2015 expedida por el ICA y demás normas concordantes).

Ni la Compañía, ni sus empleados, contratistas, agentes y/o representantes han utilizado medios ilegales en relación con la solicitud y trámite de los Registros ICA que pudiere resultar en un incumplimiento de la Ley Aplicable.

5.2.15 Sufficiency of Disclosure. No representation or warranty or other statement made with respect to the Company or the Business by the Sellers in this Agreement or the certificates or exhibits required to be delivered by the Sellers hereunder at the Closing contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading. All documents provided to the Purchaser by the Sellers and the Company in connection with the Company or the Business are complete and accurate in all material respects.	5.2.15 Divulgación Suficiente. Ninguna representación, garantía u otra declaración hecha con respecto a la Compañía o el Negocio por los Vendedores en este Contrato o en los certificados o anexos que deban ser entregados por los Vendedores bajo este Contrato para el Cierre, contienen alguna declaración falsa, omiten declarar un hecho material necesario para hacerlo a la luz de las circunstancias en que se hizo, o son engañosas. Todos los documentos suministrados al Comprador por parte de los Vendedores en relación con la Compañía o el Negocio son completos y exactos en todos los aspectos materiales.

Section Six

Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Sellers that the statements contained in this Section 6 are true and correct as of the Closing.

6.1     Authority and Binding Obligation. The Purchaser has all required power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser, as applicable, and no other approvals are required. This Agreement has been duly executed and delivered by the Purchaser assuming the due authorization, execution, and delivery hereof by the Purchaser constitutes a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

6.2     No Conflicts. The execution and delivery of this Agreement by the Purchaser does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under, or give rise to a right of payment, termination, cancellation or acceleration of any material obligation or loss of any material benefit of any contract entered by the Purchaser. Unless otherwise provided in this Agreement, no previous consent, approval, order, or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

6.3     Sufficiency of Disclosure. No representation or warranty or other statement made by the Purchaser in this Agreement or the certificates required to be delivered by the Purchase hereunder at the Closing contains any untrue statement or omits to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading.

Cláusula Sexta

Declaraciones y Garantías del Comprador

El Comprador declara y garantiza a los Vendedores que, al Cierre, las declaraciones contenidas en esta Cláusula 6 son verdaderas y correctas.

6.1     Autoridad y Obligación Vinculante. El Comprador tiene plenos poderes y autoridad para celebrar este Contrato y para ejecutar las transacciones aquí previstas. La suscripción de este Contrato y la ejecución de las transacciones aquí previstas han sido autorizadas por parte del Comprador en todo lo requerido, según aplique, y no se requiere de ninguna otra autorización. Este Contrato ha sido debidamente suscrito por el Comprador asumiendo que cuenta con la debida autorización y que constituye una obligación legal, válida y vinculante para el Comprador, ejecutable en contra del Comprador, de acuerdo con los términos contemplados en este Contrato.

6.2     Ausencia de Conflictos. La suscripción del presente Contrato por parte del Comprador y la ejecución de las transacciones aquí previstas no entran o entrarán en conflicto con, ni resultarán en ningún incumplimiento de, o dará lugar a un derecho de pago, terminación, cancelación o aceleración de cualquier obligación material o pérdida de cualquier beneficio material de cualquier contrato suscrito por el Comprador. A menos que se pacte lo contrario en este Contrato, ningún consentimiento, aprobación, orden, autorización, registro, declaración o presentación previa ante cualquier Entidad Gubernamental es requerida por o con respecto del Comprador en relación con la suscripción de este Contrato o con la ejecución de las transacciones aquí previstas.

6.3     Divulgación Suficiente. Ninguna representación, garantía u otra declaración hecha por el Comprador en este Contrato o en los certificados que deban ser entregados por el Comprador bajo este Contrato para el Cierre, contienen alguna declaración falsa, omiten declarar un hecho material necesario para hacerlo a la luz de las circunstancias en que se hizo, o son engañosas.

6.4     Compliance Statements. The Purchaser has not engaged in any activity that would constitute a violation of the Applicable Law regarding corruption. Without limiting the generality of the foregoing, neither the Purchaser, nor any director, officer, agent or employee acting on behalf the Purchaser has used any funds to make, directly or indirectly, any unlawful contribution, gift, bribe, payoff, kickback or other unlawful payment to any an officer, employee, agent, contractor, or representative of (a) any Governmental Entity including, but not limited to, a customs official, procurement official, or regulator; (b) any person or commercial entity acting in an official or commercial capacity for or on behalf of any Governmental Entity or that is government-owned or controlled; (c) any candidate for political office, any political party or any official of a political party; or (d) any officer, employee, agent, contractor, or representative of any public international organization.

6.5     OFAC Listings. The Purchaser has not been (i) identified on the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) list of specially designated nationals and blocked persons (the “SDN List”) or reported before the UIAF; (ii) owned or controlled by or acting on behalf of a person or entity on the SDN List; (iii) otherwise the target of economic sanctions administered by OFAC; or (iv) owned or controlled by, or affiliated to, or acting on behalf of, a person or entity that is otherwise the target of economic sanctions administered by OFAC.

6.6     Origin of funds. The Purchaser represents and warrants that the funds that will be delivered to the Sellers for the payment of the Purchase Price do not originate in activities that would violate the Applicable Law.

6.4     Declaración de Cumplimiento. El Comprador no se ha involucrado en ninguna actividad que pudiera constituir una violación de la Ley Aplicable con respecto a actos de corrupción. Sin limitar la generalidad de lo anterior, ni el Comprador, ni ningún director, funcionario, agente o empleado que actúe en nombre del Comprador ha utilizado ningún fondo o recurso para realizar, directa o indirectamente, ninguna contribución ilegal, obsequio, soborno u otro pago ilegal a cualquier funcionario, empleado, agente, contratista o representante de (a) cualquier Entidad Gubernamental, incluyendo, pero sin limitarse a, entre otros, un agente de aduanas, funcionario de concursos públicos o regulador; (b) cualquier persona o entidad comercial que actúe oficialmente o comercialmente para o en nombre de cualquier Entidad Gubernamental, o que sea propiedad, o esté controlada por, el gobierno; (c) cualquier candidato para un cargo político, cualquier partido político o cualquier funcionario de un partido político; o (d) cualquier funcionario, empleado, agente, contratista o representante de cualquier organización internacional pública.

6.5     Listas OFAC. El Comprador no ha sido (i) identificado en la lista de ciudadanos especialmente designados y personas bloqueadas (la “Lista SDN”) del Departamento del Tesoro de los Estados Unidos (OFAC), ni ha sido reportado ante la Unidad de Información y Análisis Financiero – UIAF; (ii) propietario de, o controlado por, o actuado en nombre de, una persona o entidad en la Lista SDN; (iii) el objetivo de las sanciones económicas impuestas por la OFAC; o (iv) propiedad de o controlado por, o está afiliado a, o actúa en nombre de, una persona o entidad que ha sido objeto de sanciones económicas impuestas por la OFAC.

6.6     Origen de los Fondos. El Comprador declara y garantiza que los fondos utilizados para el pago a los Vendedores del Precio de Compra no se originaron en actividades que violaron la Ley Aplicable.

Section Seven

Understandings and Covenants

7.1     Confidentiality. For a term of three (3) years counted as of Closing, each Party hereto agrees not to use or disclose to third-parties or its Affiliates or to any other company in which such party has any shareholding, or permit the use or disclosure of:

(a)    This Agreement and its terms and conditions except to (i) their advisors themselves being bound by confidentiality obligations in relation to this Agreement, (ii) Governmental Entities requesting access to this Agreement or its term and conditions on the basis of Applicable Law, or (iii) force the other Party to comply with the Agreement, or

(b)    Any and all Confidential Information of the other Party (the “Disclosing Party”) or of the Company that may have been furnished to the Sellers or the Purchaser (the “Recipient”) as the case may be, including Confidential Information transmitted by the Disclosing Party to representatives, accountants, counsels or advisors of the Recipient in the course of negotiations relating to this Agreement and the business and financial reviews and investigations conducted pursuant hereto, whether or not related to this Agreement or the transactions contemplated hereunder.

Cláusula Séptima

Acuerdos y Convenios

7.1     Confidencialidad. Por un periodo de tres (3) años contados a partir del Cierre, Cada una de las Partes se compromete a no utilizar o revelar a terceros o a sus Afiliadas o a cualquier compañía en la que tal parte tenga una participación accionaria, ni permitir el uso o divulgación de:

(a)     Este contrato y sus términos y condiciones, excepto (a) a sus asesores los cuales deberán estar sujetos a una obligación de confidencialidad en relación con este Contrato, (ii) a Entidades Gubernamentales que soliciten acceso a este Contrato o sus términos y condiciones con base en la Ley Aplicable, o (iii) para exigir a la otra Parte el cumplimiento de este Contrato.

(b)    Ninguna Información Confidencial de la otra Parte (la “Parte Reveladora”) o de la Compañía, que se haya revelado a los Vendedores o al Comprador, según sea el caso (el “Receptor”), incluyendo la Información Confidencial transmitida por la Parte Reveladora a representantes, contadores, consejeros o asesores del Receptor en el curso de las negociaciones relacionadas con este Contrato y las auditorías comerciales y financieras e investigaciones realizadas en virtud del mismo, estén o no relacionadas con este Contrato o con las transacciones aquí contempladas.

7.2     Notification of Certain Events. Each of the Parties hereto shall promptly notify the others in writing of (a) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any material claims, actions, proceedings or investigations commenced or, to its knowledge, threatened by any Governmental Entity, involving or affecting the Sold Shares, (c) any representation or warranty made by such Party contained in this Agreement becoming untrue or inaccurate in any material respect, and (d) any failure of the Sellers or the Purchaser, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any Party shall affect the representations, warranties or covenants of any Party or the conditions to the obligations of any Party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

7.2     Notificación de Ciertos Eventos. Cada una de las Partes notificará oportunamente a la otra Parte por escrito de (a) la recepción de cualquier notificación de cualquier tercero alegando que el consentimiento de dicho tercero es o puede ser requerido en relación con las transacciones contempladas por este Contrato, (b) cualquier reclamación material, acciones, procedimientos o investigaciones iniciadas o, según su conocimiento, potenciales y que pueda iniciar una Entidad Gubernamental, involucrando o que puedan afectar a las Acciones Vendidas, (c) cualquier declaración o garantía hecha por dicha Parte contenida en este Contrato que se vuelva inexacta o falsa en cualquier aspecto material, o (d) cualquier imposibilidad de los Vendedores o del Comprador, según sea el caso, para cumplir o satisfacer, en cualquier aspecto material, cualquier pacto, condición o acuerdo que se cumpla o deba cumplir en virtud de este Contrato.

Sin perjuicio de cualquier disposición en contrario, ninguna notificación o investigación de ninguna Parte afectará las representaciones, garantías o acuerdos de cualquiera de las Partes o las condiciones a las obligaciones de cualquiera de las Partes bajo este Contrato, ni limitará o afectará de cualquier modo los recursos bajo este Contrato que tenga esa Parte que recibe la notificación.

Section Eight

Survival and Indemnification

8.1     Survival of Representations. All representations and warranties contained in this Agreement, or in any certificate or schedule delivered pursuant hereto, shall be valid for three (3) years from the Closing date and shall thereafter have no further force or effect, except for: (i) claims related to, in connection with or resulting from fraud or willful misconduct shall survive indefinitely and (ii) representations and warranties regarding authority and binding obligations, ownership and compliance statements, which shall survive until the expiration of the applicable statute of limitations period and shall thereafter be terminated and of no further force or effect.

Cláusula Octava

Subsistencia e Indemnizaciones

8.1     Subsistencia de la Representaciones. Todas las representaciones y garantías previstas en este Contrato o en cualquier certificado entregado bajo este documento, serán válidas por tres (3) años contados a partir del Cierre y, a partir de ese momento, se entenderán como terminadas y no tendrán fuerza ni efecto, excepto por: (i) las reclamaciones relacionadas con, respecto de, o resultantes de dolo o fraude, las cuales subsistirán indefinidamente, y (ii) las representaciones y garantías en materia de autoridad y obligación vinculante, propiedad y declaración de cumplimiento, las cuales subsistirán por el periodo de prescripción aplicable a cada una de ellas y se entenderán como terminadas y no tendrán fuerza ni efecto después de su vencimiento.

If a Party under this Agreement provides to the other written notice, prior to the day of termination of a representation or warranty, of a claim pertaining to a inaccuracy in, breach, or violation of, or default under, a representation or warranty (which notice shall contain all information required of a Claim Notice as defined below), then such claim of the Party shall survive the termination of such representation or warranty indefinitely until such claim is finally resolved.

All covenants and agreements under this Agreement shall survive until fully performed, unless expressly limited by their terms or purpose.

8.2    Indemnification of the Parties. Subject to the limitations set forth in this Agreement:

(i)      The Parties shall indemnify and shall hold the other Party harmless from and against any losses and/or damages (the “Indemnifiable Damages”), resulting from, arising out of, or incurred with, respect to any breach of the representations, warranties, understandings, covenants and agreements assumed by the Parties in this Agreement, and

(ii)     The Sellers shall indemnify and shall hold the Purchaser harmless from and against any Indemnifiable Damages, resulting from, arising out of, or incurred with, respect to any and all obligations and/or liabilities of the Sellers or the Company for acts, facts or omissions that occurred on or prior to the Closing.

8.3     Procedures for Indemnification. The Party suffering an alleged breach of the Agreement in accordance with clause 8.2 above (the “Indemnified Party”) may seek indemnification from the breaching Party (“Indemnifying Party”) for any Indemnifiable Damages with respect to an indemnification claim under this Agreement (a “Claim”), by giving written notice (a “Claim Notice”) to the Indemnifying Party, specifying in reasonable detail the Indemnifiable Damages claimed (and a good faith reasonable estimate thereof), including the date each such item was paid, or properly accrued, or arose, and the nature of the breach with respect to the representations, warranties, understandings, covenants or agreement to which such item is related.

Si cualquiera de las Partes bajo este Contrato remite a la otra Parte una notificación por escrito, antes del día del vencimiento de la respectiva representación o garantía, una reclamación relacionada con la inexactitud, incumplimiento, o violación de, dicha representación o garantía (la notificación deberá contener toda la información requerida para una Notificación de Reclamación), dicha reclamación de esa Parte subsistirá indefinidamente a la terminación de dicha representación o garantía hasta que dicha reclamación sea resuelta.

Todos los pactos y acuerdos bajo este Contrato subsistirán hasta que se ejecuten plenamente, a menos que estén expresamente limitados por sus términos o propósitos.

8.2     Indemnización de las Partes. Sujeto a las limitaciones previstas en este Contrato:

(i)      Las Partes indemnizarán y mantendrán indemne a la otra Parte, de y en contra de cualquier y todas las pérdidas y/o daños (los “Daños Indemnizables”), resultantes de, que surjan como consecuencia de, o incurridas con respecto a cualquier incumplimiento de las declaraciones, garantías, pactos y acuerdos asumidos por las Partes bajo este Contrato, y

(ii)    Los Vendedores indemnizarán y mantendrán indemne al Comprador de y en contra de cualquier y todos los Daños Indemnizables resultantes de, que surjan como consecuencia de, o incurridas con respecto a todas las obligaciones de los Vendedores o de la Compañía por actos, hechos u omisiones que ocurrieron en o antes del Cierre.

8.3     Procedimiento para Reclamar una Indemnización. La Parte que sufra un presunto incumplimiento del Contrato de conformidad con la cláusula 8.2 anterior (la “Parte Indemnizada”) puede solicitar una indemnización de la Parte incumplida (la “Parte Indemnizante”) por cualquier Daño Indemnizable con respecto a una reclamación de indemnización bajo este Contrato (la “Reclamación”), mediante el envío de una notificación por escrito (“Notificación de Reclamación”) a la Parte Indemnizante, especificando en detalle razonable los Daños Indemnizables reclamados (junto con una estimación razonable y de buena de aquellos), incluyendo la fecha en que cada uno de estos se pagó, o se causó, o surgió, y la naturaleza del incumplimiento en relación con las declaraciones, garantías, pactos y acuerdos respecto de los cuales se predica dicho daño.

If the Indemnifying Party with respect to a Claim that is the subject of a Claim Notice given: (i) agrees with respect to such Claim, a mutually acceptable memorandum setting forth such agreement shall be prepared and signed by both Parties, or (ii) disputes the existence or the amount of such Claim, or the obligation of the Indemnifying Party hereunder to indemnify the Indemnified Party, the Indemnifying Party shall notify the Indemnified Party in writing (with reasonable specificity) within ten (10) Business Days following the Indemnifying Party’s receipt of the Claim Notice (the “Response Notice”), and then the Parties will negotiate in good faith to resolve such Claim for up to ten (10) Business Days, or such other period of time as the Parties mutually agree. If the Parties should then so agree with respect to resolution of such Claim, a mutually acceptable memorandum setting forth such agreement shall be prepared and signed by both Parties. If the Parties do not reach an agreement with respect to a Claim within the above-mentioned negotiation term, said Claim shall be deemed as not resolved and will be subject to the arbitral proceeding provided in Section 10.2

If the Parties reach an agreement with respect to a Claim and the Indemnifying Party does not pay the sums mutually agreed within a term of fifteen (15) Business Days or other term agreed between the Parties, the Indemnified Party shall be entitled to initiate the applicable judicial proceeding to require the immediate payment of the sums agreed between the Parties.

If the Indemnifying Party does not serve a Response Notice within ten (10) Business Days after the Indemnifying Party’s receipt of the Claim Notice, the matter shall be deemed undisputed and, therefore, within the following fifteen (15) Business Days, the Indemnifying Party shall indemnify the Indemnified Party for the Indemnifiable Damages requested on the Claim Notice. If the Indemnifying Party does not pay within the above-mentioned term, the Indemnified Party shall be entitled to initiate the applicable judicial proceeding to require the immediate payment of the Indemnifiable Damages.

Si la Parte Indemnizante respecto de una Reclamación que es objeto de una Notificación de Reclamación: (i) está de acuerdo con respecto a dicha Reclamación, ambas partes prepararán y suscribirán un documento mutuamente aceptable que establezca dicho acuerdo, o (ii) disputa la existencia o el monto de dicha Reclamación, o la obligación de la Parte Indemnizante bajo este Contrato de indemnizar a la Parte Indemnizada, la Parte Indemnizante notificará a la Parte Indemnizada por escrito (con detalle razonable), dentro de los diez (10) Días Hábiles siguientes al recibo por parte de la Parte Indemnizante de la Notificación de Reclamación (la “Notificación de Respuesta”), y, posteriormente, las Partes negociarán de buena fe para resolver dicha Reclamación por un periodo de hasta diez (10) Días Hábiles, o cualquier otro período de tiempo que las Partes acuerden mutuamente. Si las Partes logran llegar a un acuerdo respecto de esa Reclamación, estas prepararán y suscribirán un documento mutuamente aceptable que contenga dicho acuerdo. Si las Partes no logran llegar a un acuerdo con respecto a una Reclamación en el término de negociación arriba señalado, dicha Reclamación se tendrá como no resuelta y estará sujeta al procedimiento arbitral previsto en la Cláusula 10.2.

Si las Partes llegan a un acuerdo con respecto a la Reclamación y la Parte Indemnizante no paga las cantidades acordadas dentro de los quince (15) Días Hábiles siguiente u otro período de tiempo acordado entre las Partes, la Parte Indemnizada tendrá derecho a iniciar el procedimiento judicial aplicable para exigir el pago inmediato de los montos acordado por las Partes.

Si dentro de los diez (10) Días Hábiles siguientes a la recepción de una Notificación de Reclamación la Parte Indemnizante no remite una Notificación de Respuesta, el asunto objeto de disputa se entenderá como resuelto y, por lo tanto, dentro de los quince (15) Días Hábiles siguientes, la Parte Indemnizante indemnizará a la Parte Indemnizada por los Daños Indemnizables requeridos en la Notificación de Reclamación. Si la Parte Indemnizante no paga dentro del término mencionado anteriormente, la Parte Indemnizada tendrá derecho a iniciar el procedimiento judicial aplicable para exigir el pago inmediato de los Daños Indemnizables.

8.4     Third-Party Claims. In the event that a Party becomes aware of a third-party claim which could result in Indemnifiable Damages for which it, or any other Party may be entitled to indemnification hereunder, such Party shall promptly notify the other Party of such third-party claim, such notice setting forth such material information with respect to the third-party claim as is reasonably available to the corresponding Party. No delay or failure on the part of one Party in notifying the other Party shall relieve such Party from any obligation hereunder, unless the other Party is thereby materially prejudiced (and then solely to the extent of such prejudice).

8.5     Maximum Indemnification; Limitations. The maximum liability of the Indemnified Party for Indemnifiable Damages shall not exceed one hundred percent (100%) of the Purchase Price. Notwithstanding the foregoing, the above-mentioned maximum liability provision shall not apply to fraud, bad faith, or criminal activity.

8.6     Limits to the Obligation to Indemnify. The events described below constitute limits to the obligation to indemnify in the terms provided in this Section 8.

8.6.1    Notices for Claims in respect of a breach of a representation, warranty, covenant, understanding, agreement, or any of the events set forth in Section 8.2 under this Agreement must be delivered by the Indemnified Party to the Indemnifying Party prior to the expiration of the applicable survival period as set forth in Section 8.1. Any claims for indemnification for which notice is not timely delivered in accordance with this Section 8.5, shall be expressly barred and are hereby waived.

8.6.2    The amount of the Indemnifiable Damages for which compensation is due under this Section 8 shall be net of any insurance recovery or otherwise received by the Indemnified Party or the Affiliates thereof in relation to the events giving rise to the indemnification. The Indemnified Party shall make its best efforts to collect the amounts available under such insurance coverage and from any other party deemed to have been liable in connection with the events giving rise to the indemnification. If an Indemnified Party, directly or indirectly, receives any amounts under an insurance coverage or from another party in respect of Indemnifiable Damages at any time after the indemnification provided by the Indemnifying Party under this Section 8, the Indemnified Party shall reimburse the Indemnifying Party any payment made, or expense incurred by such Indemnifying Party in order to fulfill its indemnification obligation up to the amount received by the Indemnified Party.

8.4     Reclamaciones de Terceros. En el evento en que una de las Partes tenga conocimiento de una reclamación de un tercero que pueda resultar en Daños Indemnizables por los cuales esa, o cualquier otra Parte pueda tener derecho a una indemnización en virtud de este Contrato, dicha Parte notificará inmediatamente a la otra Parte de dicha reclamación por parte de un tercero, de tal manera que dicha notificación contenga información material con respecto a la reclamación del tercero, que esté razonablemente a disposición de la Parte correspondiente. Ninguna demora o incumplimiento por parte de una de las Partes en notificar a la otra Parte eximirá a dicha Parte de cualquier obligación bajo este Contrato, a menos que la otra Parte sufra un perjuicio material (y luego únicamente hasta el alcance de ese perjuicio)

8.5     Monto Máximo de Indemnización; Limitaciones. El monto máximo de indemnización de la Parte Indemnizada por Daños Indemnizables no podrá exceder el cien por ciento (100%) del Precio de Compra. Sin perjuicio de lo anterior, El monto máximo de indemnización antes señalado no será aplicable a fraude, mala fe o actividades delictivas.

8.6     Límites a la Obligación de Indemnizar. Los eventos descritos a continuación constituyen límites a la obligación de indemnizar en los términos previstos en esta Cláusula 8.

8.6.1       Las Notificaciones de Reclamación en relación con el incumplimiento de las declaraciones, garantías, pactos y acuerdos, o cualquier otro de los eventos previstos en la Cláusula 8.2 de este Contrato, deben ser notificadas por la Parte Indemnizada a la Parte Indemnizante antes del vencimiento del periodo de subsistencia aplicable según está previsto en la Cláusula 8.1. Cualquier Reclamo de indemnización que no sea notificado oportunamente, según está previsto en esta Cláusula 8.5, se entenderá como excluido y renunciado.

8.6.2       El monto de los Daños Indemnizables por los cuales se hace exigible una indemnización conforme está previsto en esta Cláusula 8 será neto de cualquier reclamación de seguro o cualquier otra indemnización recibida por la Parte Indemnizada o sus Afiliadas en relación con los eventos que dieron lugar a la indemnización. La Parte Indemnizada hará sus mejores esfuerzos para cobrar los montos disponibles bajo dicha cobertura de seguro y de cualquier otra parte que se considere responsable en relación con los hechos que dieron lugar a la indemnización. Si una Parte Indemnizada, directa o indirectamente, recibe algún monto bajo una cobertura de seguro o de otra parte con respecto a Daños Indemnizables en cualquier momento después de la indemnización pagada por la Parte Indemnizante bajo esta Cláusula 8, la Parte Indemnizada reembolsará a la Parte Indemnizante cualquier pago realizado, o los gastos incurridos por dicha Parte Indemnizante, para cumplir con su obligación de indemnización, hasta el monto recibido por la Parte Indemnizada.

8.6.3    The amount of the Indemnifiable Damages for which compensation is available under this Section 8 shall be net of any tax benefit accruing to the Indemnified Party or the Affiliates thereof in relation to the events giving rise to the indemnification obligation.

8.6.4    The Indemnified Party shall take all reasonable measures to mitigate its Indemnifiable Damages upon learning of any event or condition that was reasonably to be expected to result in Indemnifiable Damages capable of causing an indemnification obligation hereunder. In the event that the Indemnified Party does not comply with such obligation, the Indemnifying Party shall have no liability for any Indemnifiable Damages, which reasonably could have been avoided if the Indemnified Party had taken all reasonable measures.

8.6.5    Neither Party shall be liable under this Agreement for any punitive, consequential, reputational, or indirect damages.

8.6.6    Neither Party shall be liable to the other with respect to the Indemnifiable Damages, to the extent that the Indemnifiable Damages are related to any liability or obligation:

(i)      Involving fraud, willful misconduct, gross negligence, or bad faith of the Indemnified Party seeking such compensation.

(ii)    Which would not have arisen but for an amendment of an applicable law made after the Effective Date, or

(iii)    Involving an infringement of any Applicable Law by the Indemnified Party.

8.6.7     Nothing in this Section 8 shall be construed or deemed to (i) extend or modify in any way any representation or warranty under this Agreement, or (ii) make any representation or warranty not expressly provided in this Agreement.

8.6.3       El monto de los Daños Indemnizables por los cuales se debe indemnizar bajo esta Cláusula 8 serán netos de cualquier beneficio tributario que se dé a la Parte Indemnizada o sus Afiliadas en relación con los eventos que dieron lugar a la obligación de indemnizar.

8.6.4       La Parte Indemnizada tomará todas las medidas razonables para mitigar sus Daños Indemnizables una vez tenga conocimiento de cualquier evento o condición que se esperaba razonablemente que daría lugar a Daños Indemnizables, que darían lugar a una indemnización bajo esta cláusula. Si la Parte Indemnizada no cumple con esta obligación, la Parte Indemnizante no será responsable por ningún Daño Indemnizable, que razonablemente se pudiera haber evitado si la Parte Indemnizada hubiera tomado esas medidas razonables.

8.6.5       Ninguna de las Partes será responsable bajo este Contrato por daños punitivos, consecuenciales, reputacionales o indirectos.

8.6.6       Ninguna de las Partes será responsable frente a la otra por Daños Indemnizables, en la medida en la que los Daños Indemnizables estén relacionados con cualquier responsabilidad u obligación:

(i)     Relacionada con fraude, dolo, culpa grave, o mala de fe de la Parte Indemnizada que busca esa indemnización.

(ii)    Que no hubieran ocurrido sino por una modificación de una ley realizada después del Cierre, o

(iii)    Relacionada con el incumplimiento de una Ley Aplicable por parte de la Parte Indemnizada.

Nada en esta Cláusula 8 será interpretado o se entenderá que (i) extiende o modifica ninguna manera las representaciones y garantías previstas en este Contrato, o (ii) que se hizo una representación o garantía que no esté expresamente prevista en este Contrato.

Section Nine

Termination

9.1     Termination. This Agreement may be terminated by:

(i)     Mutual written consent of the Parties, or

(ii)    Either Party if a court of competent jurisdiction or a Governmental Entity shall have issued a non-appealable final order, decree or ruling, or taken any other action, in each case having the effect of permanently restraining or otherwise prohibiting the Closing, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement.

(iii)   By any of the Parties, if there has been a material breach of any representation, warranty, covenant, or agreement on the part of the other Party set forth in this Agreement, which material breach shall not have been cured within ten (10) Business Days following receipt by the breaching Party of written notice of such material breach.

9.2     Effect of Termination. In the event of termination of this Agreement as provided in this Section, this Agreement shall forthwith become void, and, therefore, there shall be no obligation on the part of any of the Parties, except for the confidentiality obligation provided in Section 7.1, which shall remain valid and in force after termination for any cause, until its corresponding expiration date as provided in Section 7.1. Notwithstanding the foregoing, when a termination results from the breach by a Party of any of its representations, warranties, covenants, or agreements set forth in this Agreement, the non-breaching Party shall have such rights as may be available to such Party under this Agreement and/or the Applicable Law.

Cláusula Novena

Terminación

9.1     Terminación. Este Contrato puede ser terminado por:

(i)     Acuerdo mutuo escrito entre las Partes.

(ii)    Cualquiera de las Partes si una corte de jurisdicción competente o una Entidad Gubernamental emite una decisión final no apelable, decreto o fallo, o toma cualquier otra acción, que en cada uno de los casos tenga como efecto permanente restringir o de cualquier otra manera prohibir el Cierre, a menos que la Parte que se base en esa orden, decreto o fallo u acción no haya cumplido en todos los aspectos materiales con sus obligaciones bajo este Contrato.

(iii)   Por cualquiera de las Partes, si ocurrió un incumplimiento material de cualquier representación, garantía, convenio o acuerdo de la otra Parte previsto en este Contrato, cuyo incumplimiento material no sea subsanado dentro de los diez (10) Días Hábiles siguientes a la recepción por la Parte que originó el incumplimiento de la notificación escrita sobre ese incumplimiento material.

9.2     Efectos de la Terminación. En el evento de terminación de este Contrato según lo previsto en esta cláusula, este Contrato quedará sin efectos y, por lo tanto, no habrá obligaciones derivadas del mismo para ninguna de las Partes, a excepción de la obligación de confidencialidad prevista en la Cláusula 7.1, la cual será válida y permanecerá vigente después de la terminación por cualquier causa por el término de vigencia aplicable según lo previsto la Cláusula 7.1. Sin perjuicio de lo anterior, cuando la terminación ocurra como consecuencia del incumplimiento de una Parte de sus representaciones, garantías, convenio o acuerdos previstos en este Contrato, la Parte cumplida tendrá todos los derechos disponibles para esa Parte bajo este Contrato y/o la Ley Aplicable.

Section Ten

Miscellaneous

10.1   Applicable Law. This Agreement is governed by, and all disputes arising under or in connection with this Agreement shall be resolved in accordance with the laws of Colombia (the “Applicable Law”).

10.2   Arbitration. Any controversy or dispute arising out of, or in relation with this Agreement, shall be submitted to arbitration according to the following rules:

(i)     The Arbitration Court shall be integrated by one (1) arbitrator, designated by the Parties by mutual agreement. If the Parties fail to reach a mutual agreement in a term of ten (10) Business Days, after one Party gives written notice to the other regarding its intent to initiate an arbitral procedure, the arbitrator shall be randomly appointed of “A” lists by the Arbitration and Conciliation Centre of the Chamber of Commerce of Bogotá, at the request of either Party.

(ii)     The arbitration shall be conducted according to the Arbitration Rules of the Arbitration and Conciliation Centre of the Chamber of Commerce of Bogotá.

(iii)    The seat of the arbitration shall be the city of Bogota, Colombia, and the arbitration shall be conducted in Spanish.

(iv)   The Tribunal shall decide in law.

(v)    Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any courts of Colombia. Each of the Parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Cláusula Décima

Misceláneos

10.1   Ley aplicable. Este Contrato, así como todas las controversias o disputas que de este surjan, se regirá por las leyes de la República de Colombia (la “Ley Aplicable”).

10.2   Arbitraje. Toda controversia o disputa que surja de, o en relación con, este Contrato, deberá someterse a arbitraje conforme a las siguientes reglas:

(i)     El Tribunal Arbitral deberá estar conformado por un (1) árbitro, elegido por mutuo acuerdo entre las Partes. Si las Partes no llegan a un acuerdo en el término de diez (10) Días Hábiles, después de que una Parte le notifique por escrito a la otra su intención de iniciar un procedimiento arbitral, el árbitro deberá ser seleccionado por sorteo de la Lista A del Centro de Arbitraje y Conciliación de la Cámara de Comercio de Bogotá, D.C., a solicitud de cualquiera de las Partes.

(ii)     El arbitraje se sujetará al Reglamento de Arbitraje del Centro de Arbitraje y Conciliación de la Cámara de Comercio de Bogotá, D.C.

(iii)    La sede del arbitraje será la ciudad de Bogotá, Colombia, y el procedimiento se adelantará en español.

(iv)   El Tribunal decidirá en derecho.

(v)    Cada una de las Partes renuncia irrevocable e incondicionalmente, hasta donde le sea posible legal y efectivamente hacerlo, a cualquier objeción que pueda tener ahora o en el futuro sobre la jurisdicción de cualquier demanda, acción o procedimiento que surja o se relacione con este Contrato en cualquier corte de Colombia o autoridad administrativa en el ejercicio de facultades jurisdiccionales. Cada una de las Partes renuncia irrevocablemente, hasta donde la Ley Aplicable se lo permita, a la defensa de un foro inconveniente para el curso de dicha acción o procedimiento en cualquiera de dichas cortes.

10.3   Waivers. Any waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the Party to be charged with such waiver. The failure of a Party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that Party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10.4   Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given in the following terms: (i) two (2) Business Days after the date of mailing if mailed by certified mail, or (ii) the next Business Day when sent by e-mail.

The addresses of the Parties for notification are the following:

(a)    If to the Purchaser, to:

Attention: Mary Díaz

E-mail: mary@owpv.com

Address:

Carrera 9 No 113 - 52 Oficina 1903

Edificio Torres Unidas 2

Bogotá, D.C., Colombia

With copy to:

Attention: Claudia Mónica Cabezas Vargas

E-mail: Claudia.Cabezas@owpsas.com

Address:

Carrera 9 No 113 - 52 Oficina 1903

Edificio Torres Unidas 2

Bogotá, D.C., Colombia

(b)    If to the Sellers, to:

Attention: Engineering Consulting Group S.A.S. y Lina María Isaza Díaz

E-mail:

Paola@ecg.com.co

lisaza@ecg.com.co

Address:

Calle 106 No. 18ª-41

Any modification to the above-related addresses shall be notified by the Parties in writing, in the terms provided herein.

10.3   Renuncias. Cualquier renuncia a alguno de los términos o condiciones del presente Contrato deberá hacerse por escrito y deberá ser debidamente suscrita por o en nombre de la Parte que renuncia. El que una Parte no ejerza los derechos aquí previstos o no insista en el estricto cumplimiento de un término o condición aquí estipulado, no podrá entenderse como una renuncia al derecho de exigir posteriormente el estricto cumplimiento de los términos y condiciones de este Contrato. Adicionalmente, ninguna renuncia a cualquiera de los términos y condiciones de este Contrato se considerará o constituirá una renuncia de cualquier otro término o condición aquí previstos (sea o no similar).

10.4   Notificaciones. Todas las notificaciones y demás comunicaciones que se produzcan en virtud de este Contrato deberán presentarse por escrito y únicamente se entenderán como debidamente entregadas en los siguientes plazos: (ii) dos (2) Días Hábiles después de la fecha de envío si se envía por correo certificado, o (ii) en el Día Hábil siguiente si se envía a la otra parte por correo electrónico.

Las direcciones de notificación de las Partes son las siguientes:

(a)    Si al Comprador, a:

Con atención a: Mary Díaz

Correo electrónico: mary@owpv.com

Dirección:

Carrera 9 No. 113 - 52 Oficina 1903

Edificio Torres Unidas 2

Bogotá, D.C., Colombia

Con copia a:

Con atención a: Claudia Mónica Cabezas Vargas

Correo electrónico:

Claudia.Cabezas@owpsas.com

Dirección:

Carrera 9 No 113 - 52 Oficina 1903

Edificio Torres Unidas 2

Bogotá, D.C., Colombia

(b)    Si al Vendedores, a:

Con atención a:

Engineering Consulting Group S.A.S. y Lina María Isaza Díaz Correo electrónico:

Paola@ecg.com.co

lisaza@ecg.com.co

Dirección:

Calle 106 No. 18ª-41

Cualquier modificación a las anteriores direcciones deberá ser notificada por las Partes por escrito, en los términos aquí previstos.

10.5   Amendments. This Agreement may be amended, supplemented, or modified by means of a written document duly executed the Parties.

10.6   Expenses. Each Party shall bear its own expenses, including, without limitation, financial advisors’, attorneys’ and accountants’ fees and any Transfer Taxes in connection with this Agreement and the transactions to effectuate this Agreement.

10.7   Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the schedules hereto, together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

10.8   Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.9   Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Interested Parties. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the Parties hereto and their permitted assignees, any rights or remedies under or by reason of this Agreement.

No assignment of this Agreement or any rights hereunder by any Party shall be given any effect without the prior written consent of the other Party. Subject to the preceding sentences, this Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assignees.

10.5   Modificaciones. Este Contrato puede ser modificado, adicionado o complementado mediante documento escrito debidamente suscrito por las Partes.

10.6   Gastos. Cada Parte asumirá sus propios gastos, incluyendo, sin limitación, asesores financieros, abogados y contadores y cualquier Impuesto de Transferencia en relación con este Contrato o con las transacciones para ejecutar este Contrato.

10.7   Integridad del Contrato. Este Contrato, junto con los demás documentos otorgados o que deban otorgarse en relación con el mismo, constituyen conjuntamente el acuerdo total entre las Partes en relación con su objeto y reemplazan todos los contratos y acuerdos previos, verbales y escritos, de las Partes que tengan relación con su objeto.

10.8   Encabezados. Los encabezados de los párrafos y cláusulas que componen este Contrato se incluyen únicamente para fines de referencia y no podrán afectar de manera alguna la interpretación del Contrato.

10.9   Copias. Este Contrato podrá ser suscrito en dos (2) o más copias, cada una de las cuales se tendrá como un original, pero todas ellas juntas serán el mismo y único instrumento.

10.10 Partes Interesadas. Nada de lo contenido en este Contrato, de manera expresa o implícita, tiene por objeto conferir a cualquier persona o entidad, a excepción de las Partes del presente Contrato y sus cesionarios autorizados, cualquier derecho o recurso bajo, o en virtud de este Contrato.

Este Contrato o cualquier derecho que se derive del mismo no se podrá ceder sin el consentimiento previo y por escrito de la otra Parte. Con sujeción a lo anterior, el presente Contrato beneficiará y será vinculante para las Partes y sus respectivos sucesores y cesionarios.

10.11 Equality of the Parties during the Negotiation Process. The Parties acknowledge and agree that both Parties have participated on equal terms in the negotiation and drafting of this Agreement. Consequently, the Parties declare that they understand the scope with respect to each and every one of the obligations established and derived therefrom. In case of ambiguity or doubt regarding the purposes or interpretation of a section or paragraph, it shall be interpreted as having been drafted jointly by the Parties and no presumption shall be made nor shall the burden of proof be reversed in favor or against of any of the Parties as per the authorship.

10.12 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.13 Severability. If any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

10.11 Igualdad de las Partes Durante el Proceso de Negociación. Las Partes reconocen y acuerdan que han participado en igualdad de condiciones en la negociación y redacción de este Contrato. En consecuencia, las Partes declaran que comprenden el alcance con respecto a todas y cada una de las obligaciones establecidas y derivadas del mismo. En caso de ambigüedad o duda con respecto a los propósitos o la interpretación de una cláusula o párrafo, se interpretará como redactado conjuntamente por las Partes y no se hará ninguna presunción ni se revertirá la carga de la prueba a favor o en contra de cualquiera de las Partes según la autoría.

10.12 Reglas de Interpretación. Las Partes reconocen que han sido representadas por un abogado durante la negociación, preparación y suscripción de este Contrato y, por lo tanto, renuncian a la aplicación de cualquier ley, reglamento o norma de interpretación que establezca que las ambigüedades de una cláusula o cualquier otro documento serán interpretadas en contra de la Parte que redacte dicha cláusula o documento.

10.13 Separabilidad. En caso de que alguna de las disposiciones de este Contrato sea declarada por un juez o tribunal competente como nula, ineficaz o inexigible, dichas disposiciones se limitarán o eliminarán en la medida necesaria y de tal forma que este Acuerdo permanezca vigente y exigible.

[Space left intentionally blank/ Espacio dejado en blanco intencionalmente]

In Witness Whereof, the Parties have duly executed this Agreement as of the Effective Date. / En constancia de lo cual, las Partes suscriben este Contrato en la Fecha Efectiva.

By the Sellers/ Por los Vendedores,

/s/ Paola Sánchez González	/s/ Lina María Isaza Díaz
Signatory / Signatario: Paola Sánchez González	Signatory / Signatario: Lina María Isaza Díaz
Title / Título: Representante Legal
Engineering Consulting Group S.A.S.

By the Purchaser / Por el Comprador

/s/ Craig Matthew Ellins
Signatory / Signatario: Craig Matthew Ellins
Title / Título: Chief Executive Officer
OWP Ventures, Inc.